Exhibit 10.1

SALES AND PURCHASE AGREEMENT BETWEEN

Crypt Solutions, Inc. as Seller

AND

CleanSpark, Inc.

as Purchaser

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Contents

1.	Definitions and Interpretations	3
2.	Sales of Product(s)	5
3.	Prices and Terms of Payment	6
4.	Delivery of Product(s)	7
5.	Warranty	7
6.	Representations and Warranties	9
7.	Indemnification and Limitation of Liability	11
8.	Distribution	12
9.	Intellectual Property Rights	13
10.	Confidentiality and Communications	13
11.	Term of this Agreement	14
12.	Notices	14
13.	Compliance with Laws and Regulations	14
14.	Force Majeure	15
15.	Entire Agreement and Amendment	16
16.	Assignment	16
17.	Severability	16
18.	Personal Data	16
19.	Governing Law and Dispute Resolution	17
20.	Waiver	17
21.	Counterparts and Electronic Signatures	17
22.	Further Assurance	18
23.	Liquidated Damages Not Penalty	18

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This sale and purchase agreement (this “Agreement”) is made on September __, 2022, by and between Crypt Solutions, Inc., a Massachusetts corporation (“Crypt”), with its registered office at 30 Cove Island Road, South Hadley, MA 01075, USA, and CleanSpark, Inc., a Nevada corporation (the “Purchaser”), with its principal place of business at 2370 Corporate Circle, Suite 160, Henderson, NV 89074.

Crypt and the Purchaser shall hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

Whereas:

1. Purchaser fully understands the market risks, the price-setting principles and the market fluctuations relating to the Products sold under this Agreement.

2. Crypt purchases the Products (as defined below) from Bitmain, a supplier of cryptocurrency mining hardware and other equipment.

3. The Purchaser is willing to purchase, and Crypt is willing to supply, cryptocurrency mining hardware and other equipment in accordance with the terms and conditions of this Agreement.

The Parties hereto agree as follows:

1. Definitions and Interpretations

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality); and “Control” means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that, in the case of a Person that is an entity, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the equity holders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Applicable Law” means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may

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affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

“Bank Account” means the bank account information that Crypt specifies in its invoices.

“Bitmain” means Bitmain Technologies Limited (Company number: 2024301), with its registered office at Unit A1 of Unit A, 11th Floor, Success Commercial Building, 245-251 Hennessy Road, Hong Kong.

“F.O.B.” means “free on board” as defined in the Uniform Commercial Code.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

“Intellectual Property Rights” means any and all intellectual property rights, including but not limited to those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

“Product(s)” means the cryptocurrency mining hardware and other equipment or merchandise as set out in Appendix A of this Agreement.

“Total Purchase Price” means the aggregate purchase price payable by the Purchaser as set out in Appendix A of this Agreement.

“Warranty Period” means the period of time that the Product(s) are covered by the warranty granted by Bitmain or its Affiliates in accordance with its relevant service policy.

“Warranty Start Date” means the date on which the Product(s) are delivered to the carrier. Interpretations:

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(i) Words importing the singular include the plural and vice versa where the context so requires.

(ii) The headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

(iii) References to Clauses and Appendix(es) are references to Clauses and Appendix(es) of this Agreement.

(iv) Unless specifically stated otherwise, all references to days shall mean calendar days.

(v) Any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force.

(vi) The word “including” shall be deemed to be followed by the words “without limitation”.

2. Sales of Product(s)

Crypt will provide the Product(s) set forth in Appendix A (attached hereto as part of this Agreement) to the Purchaser in accordance with provisions of Clause 2, Clause 3, Clause 4 and Appendix A of this Agreement, and the Purchaser shall make payment in accordance with the terms specified in this Agreement.

2.1. Both Parties agree that the Product(s) shall be sold in accordance with the following steps:

(i) The Purchaser shall pay the Total purchase Price in accordance with Appendix B of this Agreement.

(ii) Upon receipt of each payment from the Purchaser, Crypt will provide a payment receipt to the Purchaser.

(iii) Crypt will send a self-pick-up notice to the Purchaser once the Products are available for pick-up.

2.2. If Bitmain or its reseller postpones, modifies or cancels the delivery schedule of the Products, Crypt may similarly postpone, modify or cancel the delivery schedule of the Products to the Purchaser without the Purchaser’s prior consent. For the avoidance of doubt, to the extent Bitmain cancels the Product(s) or portion thereof, Crypt shall refund in full any payments with respect to the Product(s) or portion, free of any interest.

2.3. For the avoidance of doubt, the Purchaser is entitled to resell the Products to the Purchaser’s customers, including as packaged or bundled with other products.

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3. Prices and Terms of Payment

3.1 The Total Purchase Price (exclusive of any tax payable) shall be paid by the Purchaser in the following ways, in each case, in accordance with the payment schedule set forth in Appendix B of this Agreement:

(i) No less than US$ 1,733,000 out of the Total Purchase Price shall be paid by the Purchaser with Bitmain coupons; and

(ii) Purchaser may apply additional Bitmain coupons if permitted by Bitmain (if not permitted, said Bitmain coupons shall remain available on Purchaser’s Bitmain account for future purchases); and

(iii) The remaining amounts shall be paid in cash to the Bank Account.

3.2 The payment date shall be the date as evidenced in the remittance copy of such payment. Interest shall not be charged when the respective amounts have been received by Crypt in full according to the agreed payment schedule.

3.3 In the event that the Purchaser fails to fully settle the respective percentage of the Total Purchase Price with respect to the Products before the applicable prescribed deadline(s) in accordance with Appendix B of this Agreement, Crypt shall, at its sole discretion, be entitled to request the Purchaser to pay a reasonable liquidated damage (with the understanding such amount is reasonable and shall not constitute a penalty as set forth in Clause 23 of this Agreement) of 20% of the Total Purchase Price (“Liquidated Damages”) within sixty (60) days after such applicable deadline. In the event that the Purchaser fails to pay the Liquidated Damages after the expiration of the applicable final payment deadline, Crypt shall be entitled to terminate this Agreement, or resell the Products to other customers. If there is any remaining balance of the Purchaser after deducting the Liquidated Damages, such remaining balance shall be refunded to the Purchaser free of any interest. If the Purchaser fails to make payments in accordance with the payment schedule as set forth in Appendix B on a timely basis and Bitmain has arranged production or procurement, Crypt shall be entitled to request the Purchaser to be responsible for the loss related to such production or procurement and the liability of the Purchaser shall be no less than 20% of the Total Purchase Price.

3.4 The Parties understand and agree that the Total Purchase Price is inclusive of applicable bank transaction, but is exclusive of any and all shipping costs, applicable taxes, import/export duties, taxes and fees and governmental charges. The Purchaser shall pay or reimburse Crypt for all taxes levied (including, without limitation, any sales, use, value added, VAT, GST, PST or other taxes of a similar nature imposed by any federal, state or local taxing authority) on or assessed against the amounts payable hereunder upon receipt of documentation thereof. If any payment is subject to tax withholding, the Purchaser shall pay such additional amounts as necessary, to

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ensure that Crypt receives the full amount it would have received had payment not been subject to such tax withholding. Except for the fees explicitly agreed to be borne by Crypt, any other fees not included in the Total Purchase Price shall be borne by the Purchaser. Pursuant to the relevant tax-related laws and regulations, the Parties are responsible for their own tax expenses related to this Agreement in accordance with their own tax payment obligations.

3.5 To the extent that Cryptech receives Bitmain coupons related to this SPA, such coupons shall be applied to or transferred to Purchaser’s Bitmain account for use on future purchases.

4. Delivery of Product(s)

4.1. Crypt may issue the Purchaser a notice of self-pick-up to require the Purchaser to pick up the Products at Bitmain’s facility in Malaysia, Indonesia or Thailand, as the case may be, once the Products are available for pick up in accordance with the schedule set forth in Appendix A. Once the notice of self-pick-up has been issued by Crypt, Crypt shall be deemed to have fulfilled its obligation to supply the Products to the Purchaser. For the avoidance of doubt, the Products shall be fully covered by Bitmain’s then effective cargo insurance policy, the limitations of which are set out in Appendix A.

4.2. There is one batch of Products under this Agreement.

4.3. Crypt shall not be responsible for any delivery delay caused by the Purchaser or any third party, including but not limited to carriers, customs, and import brokers, nor shall it be liable for damages, whether direct, indirect, incidental, consequential, or otherwise, for any failure, delay or error in delivery of any Product(s) for any reason whatsoever.

4.4. In the event Bitmain discontinues sale of or make changes to the Products to Crypt, Crypt has the right to discontinue the sale of the Product(s) and to make changes to its Product(s) at any time accordingly.

4.5. If the Product(s) are rejected and/or returned because of any reason and regardless of the cause of such delivery failure, the Purchaser shall be solely and exclusively liable for and shall defend, fully indemnify and hold harmless Crypt against any and all related expenses, fees, charges and costs incurred, arising out of or incidental to such rejection and/or return (the “Return Expenses”). Furthermore, if the Purchaser requests for Crypt’s assistance with respect to redelivery of such Product(s) or assist in any other manner, and if Crypt at its sole discretion decides to provide assistance or agrees to assist, then in addition to the Return Expenses, the Purchaser shall also pay Crypt an administrative fee mutually agreed upon by both parties.

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4.6. If the Purchaser fails to pick up the Products upon issuance of a notice of self-pick-up by Crypt, any related costs occurred (including storage costs, warehousing charge and labor costs) shall be borne by the Purchaser.

5. Warranty

5.1. The Warranty Period shall start on the Warranty Start Date and end on the 365th day after the Warranty Start Date. During the Warranty Period, the Purchaser’s sole and exclusive remedy, and Crypt’s entire liability, will be to have Bitmain repair or replace (subject to Bitmain’s option) the defective part/component of the Product(s) or the defective Product(s) at no charge to the Purchaser.

5.2. The Parties acknowledge and agree that the warranty provided by Bitmain as stated in the preceding paragraph does not apply to the following:

(i) normal wear and tear;

(ii) damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;

(iii) damage or loss of the Product(s) caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;

(iv) damage or loss of the Product(s) caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;

(v) failure of the Purchaser to use the Product(s) in accordance with the manual, specifications, operation descriptions or operation conditions provided by Bitmain or Crypt in writing;

(vi) alterations by persons other than Bitmain or Crypt, associated partners or authorized service facilities;

(vii) Product(s), on which the original software has been replaced or modified by persons other than Bitmain or Crypt, associated partners or authorized service facilities;

(viii) counterfeit products;

(ix) damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;

(x) damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation;

(xi) failure of the Product(s) caused by usage of products not supplied by Bitmain or Crypt;

(xii) the non-operation of the Product(s) during the replacement/maintenance period or caused by other reasons;

(xiii) confiscation, seizure, search or other actions taken by government agencies such as customs; and

(xiv) hash boards or chips are burnt.

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In case the warranty is voided, the Purchaser may request Bitmain to provide it repair services, and the Purchaser shall bear all related expenses and costs.

5.3. Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Product(s) provided by Crypt do not guarantee any cryptocurrency mining time and, Crypt shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Product(s). Crypt does not warrant that the Product(s) will meet the Purchaser’s requirements or the Product(s) will be uninterrupted or error free. To the extent permitted by laws, except as provided in Clause 6 of this Agreement, Crypt makes no warranties of any kind with respect to the Product(s), and no warranties of any kind to the Purchaser, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose or non-infringement or arising from course of dealing or usage in trade shall apply.

5.4. In the event of any ambiguity or discrepancy between this Clause 5 of this Agreement and Bitmain’s After-sales Service Policy from time to time, it is intended that the After-sales Service Policy shall prevail and the Parties shall comply with and give effect to the After-sales Service Policy.

5.5. During the Warranty Period, if the Products need to be repaired or replaced, the Purchaser shall bear the logistics costs of shipping the Product to the address designated by Bitmain, and Bitmain shall bear the logistics costs of shipping the repaired or replaced Product to the address designated by the Purchaser. The Purchaser shall bear all and any additional costs incurred due to incorrect or incomplete delivery information provided by the Purchaser and all and any risks of loss or damage to the Product, or the parts or components of the Products during any shipping periods.

6. Representations and Warranties

6A. Crypt makes the following representations and warranties to the Purchaser:

6.1. This Agreement is the legal, valid, binding obligations of Crypt, enforceable against it in accordance with its terms;

6.2. It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

6.3. All corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

6.4. All authorizations required or desirable:

(i) to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;

(ii) to ensure that those obligations are legal, valid, binding and enforceable; and

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(iii) to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

6.5. It is not aware of any circumstances which will likely lead to:

(i) any authorization obtained or effected not remaining in full force and effect;

(ii) any authorization not being obtained, renewed or effected when required or desirable; or

(iii) any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or would have a material adverse effect.

6.6. Neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will:

(i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of or result in the acceleration of any obligation under, or constitute a default under any provision of any material contract or any other obligation to which Crypt is a party or under which Crypt is subject or bound,

(ii) violate any judgment, order, injunction, decree or award of any governmental authority, against, or affecting or binding upon, Crypt or upon the assets, property or business of Crypt, or

(iii) constitute a violation by Crypt of any Applicable Law of any jurisdiction as such law relates to Crypt or to the property or business of Crypt.

6.7. (a) It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the sale of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

6B. The Purchaser makes the following representations and warranties to Crypt:

6.8. It has the full power and authority to own its assets and carry on its businesses;

6.9. This Agreement is the legal, valid, binding obligations of the Purchaser, enforceable against it in accordance with its terms;

6.10. It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

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6.11. The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i) any Applicable Law;

(ii) its constitutional documents; or

(iii) any agreement or instrument binding upon it or any of its assets.

6.12. All authorizations required or desirable:

(i) to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;

(ii) to ensure that those obligations are legal, valid, binding and enforceable; and

(iii) to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

6.13. It is not aware of any circumstances which will lead to:

(i) any authorization obtained or effected not remaining in full force and effect;

(ii) any authorization not being obtained, renewed or effected when required or desirable; or

(iii) any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.

6.14. It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the purchase of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

6.15. All information supplied by the either Party is and shall be true and correct, and the information does not contain and will not contain any statement that is false or misleading.

7. Indemnification and Limitation of Liability

7.1. During the term of this Agreement and at any time thereafter:

(i) the Purchaser shall indemnify and save Crypt and/or its Affiliates from and against any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including legal fees (collectively, “Losses”),

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whatsoever arising out of or incidental to the Products pursuant to this Agreement.

(ii) each Party shall indemnify and save the other Party and/or its Affiliates from and against any and all Losses whatsoever arising out of or incidental to (a) a breach of this Agreement, or (b) such first Party’s willful misconduct or gross negligence; provided that in no event shall Crypt be liable to the Purchaser and/or its Affiliates for Losses attributable to Bitmain’s direct or indirect breach of its agreement with Crypt.

7.2. Notwithstanding anything to the contrary herein, each Party and its Affiliates shall under no circumstances, be liable to the Purchaser and its Affiliates for any consequential loss, loss of goodwill, business, anticipated profits, revenue, contract, or business opportunity arising out of or in connection with this Agreement, and each Party hereby waives any claim it may at any time have against the other party and its Affiliates in respect of any such damages. In addition, Crypt shall not be responsible for any direct, specific, incidental, accidental or indirect loss arising from the use of the Product(s), including but not limited to the loss of commercial profits. The foregoing limitation of liability shall apply whether in an action at law, including but not limited to contract, strict liability, negligence, willful misconduct or other tortious action, or an action in equity.

7.3. Crypt and its Affiliates’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action, shall be limited to and not exceed the amount of one hundred percent (100%) of the payments actually received by Crypt from the Purchaser for the Product(s).

7.4. The Product(s) are not designed, manufactured or intended for use in hazardous or critical environments or in activities requiring emergency or fail-safe operation, such as the operation of nuclear facilities, aircraft navigation or communication systems or in any other applications or activities in which failure of the Product(s) may pose the risk of environmental harm or physical injury or death to humans. In addition to the disclaimer of warranties set forth in Clause 5.3 of this Agreement, Crypt specifically disclaims any express or implied warranty of fitness for any of the above described application and any such use shall be at the Purchaser’s sole risk.

7.5. The above limitations and exclusions shall apply (1) notwithstanding if any exclusive or limited remedy is found to have failed its essential purpose; and (2) whether or not indemnifying party has been advised of the possibility of such damages. The Parties acknowledge the limitation of liability and the allocation of risks in this Clause 7 is an essential element of the basis of the bargain between the Parties under this Agreement and Crypt’s pricing reflects this allocation of risk and the above limitations.

8. Distribution

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8.1. This Agreement does not constitute a distributor agreement between Crypt and the Purchaser. Therefore, the Purchaser is not an authorized distributor of Crypt.

8.2. The Purchaser shall in no event claim or imply to a third party that it is an authorized distributor of Crypt or its Affiliates, or perform any act that will cause it to be construed as an authorized distributor of Crypt or its Affiliates. As between the Purchaser and Crypt, the Purchaser shall be exclusively and fully responsible for complying with the Applicable Laws regarding repackaging the Product(s) for the Purchaser’s redistribution needs, and shall be solely liable for any and all liabilities or costs directly incurred or incidental to such redistribution.

9. Intellectual Property Rights

9.1. The Parties agree that the Intellectual Property Rights in any way contained in the Product(s), made, conceived or developed by Bitmain and/or its Affiliates for the Product(s) under this Agreement and/or, achieved, derived from, related to, connected with the provision of the Product(s) by Bitmain and/or acquired by Bitmain from any other person in performance of this Agreement shall be the exclusive property of Bitmain and/or its Affiliates.

9.2. Notwithstanding anything to the contrary herein, all Intellectual Property Rights in the Product(s) shall remain the exclusive property of Bitmain and/or its licensors. Except for licenses explicitly identified in Bitmain’s delivery confirmation or in this Clause 9.2, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of Bitmain and/or its Affiliates or any Intellectual Property residing in the Product(s) provided to the Purchaser, including in any documentation or any data furnished by Bitmain. Crypt grants a non-exclusive, royalty-free and irrevocable sublicense of Bitmain and/or its Affiliates’ Intellectual Property Rights to solely use the Product(s) for their ordinary function, and subject to the Clauses set forth herein. The Purchaser shall in no event knowingly violate the Intellectual Property Rights of Bitmain and/or its licensors.

9.3. The Purchaser shall not illegally use or infringe the Intellectual Property Rights of the Product in any other measure. Otherwise, Crypt shall have the right to request the Purchaser to take immediate remedial measures and assume full responsibilities, including but not limited to ceasing the infringement immediately, eliminating the impact, and compensating Crypt and/or its suppliers for all losses arising out of the illegal use or infringement, etc.

9.4. The Purchaser shall not use any technical means to disassemble, mapping or analyze the Products that the Purchaser obtains publicly, and shall not reverse engineer or otherwise attempt to derive or obtain information about the function, manufacture or operation of the Products, to retrieve relevant technical information of the Products and use it for commercial purposes. Otherwise, The Purchaser shall be liable for losses caused to Crypt in accordance with Clause 9.3.

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10. Confidentiality and Communications

10.1. All information concerning this Agreement and matters pertaining to or derived from the provision of Product(s) pursuant to this Agreement between the Parties, whether in oral or written form, or in the form of drawings, computer programs or other, as well as all data derived therefrom (“Confidential Information”), shall be deemed to be confidential and, as such, may not be divulged to any unauthorized person. The Purchaser undertakes and agrees to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information which cannot be passed, sold, traded, published or disclosed to any unauthorized person.

11. Term of this Agreement

11.1. The Parties agree that, unless this Agreement specifies otherwise, no Party shall terminate this Agreement in advance.

11.2. This Agreement shall be effective upon signing of this Agreement and shall remain effective up to and until the delivery of all the Products.

12. Notices

12.1. All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Clause 12.1:

If to Crypt:

Name: Patty Stefanelli

Phone: +1 4133353545

Email: patty@cryptech.solutions

If to Purchaser:

Name: Zachary Bradford, CEO

Phone: 702-989-7692

Email: zach@cleanspark.com

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12.2. The Purchaser undertakes that the documents, materials, vouchers, order information, payment account information, credential numbers, mobile phone numbers, transaction instructions and so on provided by the Purchaser shall be true, correct, complete and effective, and the information does not contain any statement that is false or misleading.

13. Compliance with Laws and Regulations

13.1. The Purchaser acknowledges and agrees that the Product(s) in this Agreement are subject to export control laws and regulations, including but not limited to the Export Administration Regulations (“EAR”) of the United States. Without limiting the foregoing, the Purchaser shall not knowingly export, re-export, or transfer, directly or indirectly, any Product(s) subject to this Agreement without receiving the proper licenses or license exceptions from all applicable governmental authorities, including but not limited to the U.S. Department of Commerce Bureau of Industry and Security. With respect to any export transactions under this Agreement, the Purchaser and Crypt will reasonably cooperate to promote compliance with all applicable export laws and regulations. Crypt agrees to provide the Purchaser with accurate and complete information regarding the Products that is reasonably necessary for Purchaser to comply with applicable export laws, including all applicable Export Control Classification Numbers (ECCNs), information regarding eligibility of the Products for license exceptions, and any other information reasonably requested by Purchaser from time to time for the purposes of export. Crypt further agrees to promptly inform Purchaser of any changes to such information, including as a result of changes to the applicable export laws or regulations.

13.2. The Purchaser undertakes that it will not take any action under this Agreement or use the Product(s) in a way that will be a breach of any applicable anti-money laundering laws, anti-corruption laws, and/or counter-terrorist financing laws.

14. Force Majeure

To the extent that a Party is fully or partially delayed, prevented or hindered by an event of Force Majeure from performing any obligation under this Agreement (other than an obligation to make payment), subject to the exercise of reasonable diligence by the affected Party, the failure to perform shall be excused by the occurrence of such event of Force Majeure. A Party claiming that its performance is excused by an event of Force Majeure shall, promptly after the occurrence of such event of Force Majeure, notify the other Party of the nature, date of inception and expected duration of such event of Force Majeure and the extent to which the Party expects that the event will delay, prevent or hinder the Party from performing its obligations under this Agreement. The notifying Party shall thereafter use its best effort to eliminate such event of Force Majeure and mitigate its effects.

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14.1. The affected Party shall use reasonable diligence to remove the event of Force Majeure, and shall keep the other Party informed of all significant developments.

14.2. Except in the case of an event of Force Majeure, neither party may terminate this Agreement prior to its expiry date.

14.3. The Parties agree that, except for the prohibition of production and sale of Super Computing Server by the local government, other related government actions shall not be deemed as Force Majeure.

15. Entire Agreement and Amendment

This Agreement constitutes the entire agreement of the Parties hereto and can only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

16. Assignment

16.1. Crypt may assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or, with Purchaser’s consent, which Purchaser shall not unreasonably withhold, to any third party. The Purchaser may not assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part without Crypt's prior written consent (not to be unreasonably withheld).

16.2. This Agreement shall be binding upon and enure to the benefit of each Party to this Agreement and its successors in title and permitted assigns.

17. Severability

To the extent possible, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part by a court, the provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

18. Personal Data

18.1. Depending on the nature of the Purchaser’s interaction with Crypt, some examples of personal data which Crypt may collect from the Purchaser include the Purchaser’s name and identification information, contact information such as the Purchaser’s address, email address and telephone number, nationality, gender, date of birth, and financial information such as bank account information.

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18.2. Crypt generally does not collect the Purchaser’s personal data unless (a) it is provided to Crypt voluntarily by the Purchaser directly or via a third party who has been duly authorized by the Purchaser to disclose the Purchaser’s personal data to Crypt (the Purchaser’s “authorized representative”) after (i) the Purchaser (or the Purchaser’s authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Purchaser (or the Purchaser’s authorized representative) has provided written consent to the collection and usage of the Purchaser’s personal data for those purposes, or (b) collection and use of personal data without consent is permitted or required by related laws. Crypt shall seek the Purchaser’s consent before collecting any additional personal data and before using the Purchaser’s personal data for a purpose which has not been notified to the Purchaser (except where permitted or authorized by law).

19. Governing Law and Dispute Resolution

19.1. This Agreement shall be solely governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.

19.2. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration to be administered by JAMS pursuant to its Comprehensive Arbitration Rules (the “Comprehensive Rules”), and in accordance with the Expedited Procedures in those Rules, except to the extent modified by the provisions of this Section 19.2; provided, however, that any party may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The arbitration shall be before a three-arbitrator panel unless the parties agree to a single arbitrator. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within 30 days of the commencement of the arbitration. If a party does not select an arbitrator within the allotted time, or if the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the arbitrator shall be designated by JAMS. All arbitrators shall serve as neutral, independent and impartial arbitrators. All such arbitrations shall be held in the Commonwealth of Massachusetts or such other location as the parties may mutually agree, and the arbitrator(s) shall apply the law of the Commonwealth of Massachusetts to the dispute exclusive of conflict or choice of law rules.

20. Waiver

Failure by either Party to enforce at any time any provision of this Agreement, or to exercise any election of options provided herein shall not constitute a waiver of such provision or

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option, nor affect the validity of this Agreement or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

21. Counterparts and Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

22. Further Assurance

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

23. Liquidated Damages Not Penalty

It is expressly agreed that any liquidated damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific liquidated damages and having agreed that the amount of such liquidated damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or non-feasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such liquidated damages.

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Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Signed for and on behalf of Crypt

Crypt Solutions, Inc.

Signature /s/ Patty Stefanelli

Name: Patty Stefanelli

Title: COO

Signed for and on behalf of the Purchaser

CleanSpark, Inc.

Signature /s/ Zach Bradford

Name: Zach Bradford Title: CEO

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APPENDIX A

1. Products

1.1. The information (including but not limited to the quantity, rated hashrate, unit price, total price for all the items of Products (“Total Purchase Price”) to be purchased by the Purchaser from Crypt is as follows:

1.1.1 Product Type

Type	Details
Product Name	HASH Super Computing Server, S19j Pro
Rated hashrate/unit	~100TH/s
Rated power/unit	~2950W
J/T@25℃ environment temperature	~29.5
Description

Crypt undertakes that the error range of “J/T@25℃ environment temperature” does not exceed 10%.

“Rated hashrate / unit” and “rated power / unit” are for reference only and may defer from each batch or unit. Crypt makes no representation on “Rated hashrate / unit” and “rated power / unit”.

Purchaser shall not reject the Products on the grounds that the parameters of the delivered Products are not consistent with the reference indicators.

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1.1.2 Price, quantity and delivery:

Batch	Product Name	Delivery Schedule	Reference Quantity	Total Rated Hashrate (T)	Price (US$/T)	Total Price (US$)
1	HASH Super Computing Server, S19j Pro	December 2022*	10,000	1,000,000	30	30,000,000

*Note: Notwithstanding the Delivery Schedule set forth in the above table, Cryptech anticipates an early pick up date in October 2022, but the Parties expressly agree and confirm that it shall not be considered or deemed a breach of this Agreement by Cryptech should pick up not occur until December 2022.

1.1.3 Total Purchase Price is US$ 30,000,000, exclusive of any and all shipping costs, applicable taxes, import/export duties, taxes and fees and governmental charges.

1.2. Both Parties confirm and agree that, if and to the extent that Crypt’s supplier does not provide Product(s) with sufficient hashrate to Crypt, Crypt may adjust the total quantity based on the total hashrate provided that the total hashrate of the Product(s) actually delivered to the Purchaser shall not be less than the total rated hashrate agreed in Article 1.1 of this Appendix A. Crypt makes no representation that the quantity of the actually delivered Products shall be the same as the quantity set forth in Article 1.1. of this Appendix A.

1.3. In the event that Bitmain publishes any new type of products with less J/T value and suspends the production of the type of the Products as agreed in this Agreement, Crypt shall be entitled to release itself from any future obligation to deliver any subsequent Products by 10-day prior notice to the Purchaser and continue to deliver new types of Products to the Purchaser, the total rated hashrate of which shall be no less than such subsequent Products cancelled under this Agreement and the price of which shall be adjusted in accordance with the J/T value. In the event that the Purchaser explicitly refuses to accept new types of Products, the Purchaser is entitled to request for a refund of the remaining balance of the purchase price already paid by the Purchaser together with an interest at 0.0333% per day on such balance for the period from the next day following the payment date of such balance to the date immediately prior to the date of request of refund. If the Purchaser accepts the new types of Products delivered by Bitmain, Crypt shall be obliged to deliver such new types of Products to

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fulfill its obligations under this Agreement. The Purchaser may request to lower the actual total hashrate of the Products delivered but shall not request to increase the actual total hashrate to the level exceeding the total rated hashrate as set out in this Agreement. After Bitmain publishes new types of Products and if Bitmain has not suspended the production of the types of Products under this Agreement, Crypt shall continue to delivery such agreed types of Products in accordance with this Agreement and the Purchaser shall not terminate this Agreement or refuse to accept the Products on the grounds that Bitmain has published new type(s) of Products.

2. Cargo Insurance Coverage Limitations:

The cargo insurance coverage provided by Crypt is subject to the following limitations and exceptions:

Exclusions:

- loss damage or expense attributable to willful misconduct of the assured

- ordinary leakage, ordinary loss in weight or volume, or ordinary wear and tear of the subject-matter insured

- loss damage or expense caused by insufficiency or unsuitability of packing or preparation of the subject-matter insured (for the purpose of this Clause, “packing” shall be deemed to include stowage in a container or liftvan but only when such stowage is carried out prior to attachment of this insurance or by the assured or their servants)

- loss damage or expense caused by inherent vice or nature of the subject-matter insured

- loss damage or expense proximately caused by delay, even though the delay be caused by a risk insured against (except expenses payable)

- loss damage or expense arising from insolvency or financial default of the owners managers charterers or operators of the vessel

- loss, damage, or expense arising from the use of any weapon of war employing atomic or nuclear fission, and/or fusion or other like reaction or radioactive force or matter.

- Loss, damage or expense arising from unseaworthiness of vessel or craft, unfitness of vessel craft conveyance container or liftvan for the safe carriage of the subject- matter insured, where the Assured or their servants are privy to such unseaworthiness or unfitness, at the time the subject-matter insured is loaded therein.

- The underwriters waive any breach of the implied warranties of seaworthiness of the ship and fitness of the ship to carry the subject-matter insured to destination, unless the Assured or their servants are privy to such unseaworthiness or unfitness.

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- Loss, damage or expense caused by (1) war, civil war, revolution, rebellion, insurrection, or civil strife arising therefrom, or any hostile act by or against a belligerent power, (2) capture, seizure, arrest, restraint or detainment (piracy excepted), and the consequences thereof or any attempt threat, (3) derelict mines, torpedoes, bombs, or other derelict weapons of war.

- Loss, damage, or expense caused by strikers, locked-out workmen, or persons taking part in labor disturbances, riots or civil commotion, resulting from strikes, lock-outs, labor disturbances, riots or civil commotions, caused by any terrorist or any person acting from a political motive.

3. Without prejudice to the above, the Unit Price and the Total Purchase Price of the Product(s) and any amount paid by the Purchaser shall be all denominated in USD. Where the Parties agree that the payments shall be made in cryptocurrencies, the exchange rate between the USD and the cryptocurrency selected shall be determined and calculated as follows: The real time exchange rate between the USD and the cryptocurrency displayed on the Bitmain’s website upon payment shall apply. The exchange rate between the USD and the cryptocurrency shall be fixed according to this provision. In any circumstance, the Purchaser shall not ask for any refund due to the change of exchange rate.

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APPENDIX B

Payment Schedule

Payment Percentage	Payment Date	Note
10%	The date of signing this Agreement	10% of the Total Purchase Price
Remaining 90%	Before October 7, 2022	90% of the Total Purchase Price (payable pursuant to Section 3.1 of SPA)

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